Exhibit 99.1

FOR IMMEDIATE RELEASE

Microtune contacts:

Justin Chapman

972-673-1850

ir@microtune.com

MICROTUNE ANNOUNCES STOCKHOLDER APPROVAL OF ACQUISITION

BY ZORAN CORPORATION

Plano, TX, November 19, 2010 – Microtune®, Inc. (NASDAQ:TUNE) today announced that at the special meeting of stockholders held on November 19, 2010, its stockholders adopted the merger agreement with Zoran Corporation, dated September 7, 2010, pursuant to which Microtune will become a wholly-owned subsidiary of Zoran.

The affirmative vote of the holders of a majority of the outstanding shares of Microtune common stock was required to approve the proposal to adopt the merger agreement and approximately 75% of the outstanding shares of Microtune common stock as of October 18, 2010, the record date for the special meeting, were voted to approve the proposal to adopt the merger agreement.

Microtune and Zoran have agreed, subject to the satisfaction or waiver of certain conditions set forth in the merger agreement attached as Annex A to the Definitive Proxy Statement on Schedule 14A filed by Microtune with the Securities and Exchange Commission on October 19, 2010 and summarized in such Definitive Proxy Statement, that the merger contemplated by the merger agreement will close on or about November 30, 2010.

ABOUT MICROTUNE, INC.

Microtune, Inc. is a receiver solutions company that designs and markets advanced radio frequency (RF) and demodulator electronics for worldwide customers. Its products, targeted to the cable, digital television and automotive entertainment markets, are engineered to deliver high-performance and reliable video, voice and data signals across a diverse range of end products, from HDTVs, set-top boxes and cable modems to car radios. Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website: www.microtune.com or www.microtune.cn.

ABOUT ZORAN CORPORATION

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions for the digital entertainment and digital imaging markets. With over two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications and Connect Share Entertain technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DTV, set-top box, DVD, digital camera, multimedia mobile phone and multifunction printer products have received recognition for excellence and are now in hundreds of millions of homes and offices worldwide. With headquarters in the U.S. and additional operations in China, France, India, Israel, Japan, Korea, Sweden, Taiwan, and the U.K., Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Zoran, the Zoran logo, SupraTV and SupraXD are trademarks or registered trademarks of Zoran Corporation and/or it subsidiaries in the United States or other countries. All other names and brands may be claimed as property of others.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements about Microtune, Inc. (“Microtune”), including the expected timing of the proposed closing of the acquisition of Microtune by Zoran Corporation, that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against Microtune and others following announcement of the proposal or the merger agreement; (3) the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (4) the ability to recognize the benefits of the merger or of any combination of Microtune and Zoran Corporation; (5) the timing of the initiation, progress or cancellation of significant contracts or arrangements, the mix and timing of products sold in a particular period; and (6) the possibility that Microtune may be adversely affected by other economic, business, and/or competitive factors. Except as required by law, Microtune is under no duty to update any of the forward-looking statements after the date of this document to conform to actual results.

These and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and elsewhere in Microtune’s Annual Report on Form 10-K for the year ended December 31, 2009 and Microtune’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, each as filed with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this document are beyond Microtune’s ability to control or predict.

EDITOR’S NOTE:

Microtune is a registered trademark and MicroTuner is a trademark of Microtune, Inc. Copyright © 2010 Microtune, Inc. All rights reserved. All other trademarks are the property of their respective holders.